UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 22, 2012

NuPathe Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34836	20-2218246
(State or other Jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

227 Washington Street Suite 200 Conshohocken, Pennsylvania	19428
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 567-0130

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

In connection with and effective as of the closing of the Financing (as defined below), on October 23, 2012, the Board of Directors (the “Board”) of NuPathe Inc. (the “Company”) increased the number of directors constituting the Board from seven to eight.  Also effective as of the closing, Jeanne Cunicelli and Dr. Gary Kurtzman resigned from the Board, and the Board appointed James A. Datin, Richard S. Kollender and Brian J. Sisko to fill the vacancies created by the expansion of the number of directors and the resignations of Ms. Cunicelli and Dr. Kurtzman.   Messrs. Datin, Kollender and Sisko were appointed on behalf of the holders of the Series A Preferred Stock to serve as “Series A Directors” pursuant to the Certificate of Designation (as defined below). The Board also appointed Mr. Kollender to serve as a member of the Board’s Compensation Committee and Messrs. Datin and Sisko to serve as members of the Board’s Nominating and Corporate Governance Committee.

Also on October 23, 2012, the Company and each of Messrs. Datin, Kollender and Sisko entered into a Director Indemnification Agreement (the “Indemnification Agreement”). The Indemnification Agreements contain the same terms and conditions as those contained in the director indemnification agreements that the Company previously entered into with each of the other members of the Board, a form of which is attached as an exhibit to the Company’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on July 9, 2010.  Each Indemnification Agreement provides, among other things, that the Company will indemnify the director for certain expenses (including damages, judgments, fines, penalties, settlements and costs) and attorneys’ fees and disbursements, incurred by him in any claim, action or proceeding arising in his capacity as a director of the Company or in connection with service at the Company’s request for another corporation or entity. Each Indemnification Agreement also provide for procedures that will apply in the event that the director makes a claim for indemnification. The indemnification rights provided for in the Indemnification Agreements are in addition to any rights to indemnification that the directors may have under the Company’s certificate of incorporation or bylaws or applicable law.

Mr. Datin currently serves as Executive Vice President and Managing Director at Safeguard Scientific, Inc. (“Safeguard”), Mr. Sisko serves as Senior Vice President and General Counsel at Safeguard and Mr. Kollender is a Partner of Quaker Partners Management, L.P. (“Quaker”).  Although affiliates of Safeguard and Quaker participated in the Financing, Messrs. Datin, Sisko and Kollender did not have a material personal interest in the Financing.

Item 5.03               Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the Financing, on October 22, 2012, the Company filed the Certificate of Powers, Designations, Preferences Rights and Qualifications, Limitations or Restrictions of Series A Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Delaware. The Certificate of Designation was approved by the Company’s Board of Directors on September 25, 2012 and became effective upon filing. The Certificate of Designation is described in more detail in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 26, 2012 and is attached as an exhibit thereto.

Item 7.01               Regulation FD Disclosure.

On October 23, 2012, the Company issued a press release announcing the closing of the Financing and the changes to the composition of its Board. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 7.01.

Item 8.01               Other Events.

On October 23, 2012, the Company completed the sale of units (the “Units”) of the Company’s securities (the “Financing”) pursuant to the Securities Purchase Agreement entered into by the Company and the investors named therein (the “Investors”) on September 25, 2012 (the “Purchase Agreement”), as described in more detail in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 26, 2012.  Pursuant to the Purchase Agreement, the Company sold an aggregate of 14,000 shares of its newly designated Series A Preferred Stock, par value $0.001 per share, and issued warrants to purchase an aggregate of 14,000,000 shares of the Company’s common stock, par value $0.001 per share, at an exercise price of $2.00 per share.  The Company received aggregate gross proceeds of $28.0 million in the Financing.

Item 9.01               Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release issued by NuPathe Inc. on October 23, 2012.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUPATHE, INC.

Date: October 23, 2012	By:	/S/ ARMANDO ANIDO
Armando Anido
Chief Executive Officer

Exhibit Index

Exhibit Number	Description

99.1	Press Release issued by NuPathe Inc. on October 23, 2012.